As filed with the Securities and Exchange Commission on October 15, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COGENT, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	95-4305768
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)

209 Fair Oaks Avenue

South Pasadena, California 91030

(626) 799-8090

(Address of principal executive offices)

2000 Stock Option Plan

2004 Equity Incentive Plan

2004 Employee Stock Purchase Plan

(Full title of the Plan(s))

Ming Hsieh

President and Chief Executive Officer

Cogent, Inc.

209 Fair Oaks Avenue

South Pasadena, California 91030

(626) 799-8090

(Name and address of Agent for Service)

Copies to:

Scott M. Stanton, Esq.

Laura G. Sand, Esq.

Morrison & Foerster LLP

3811 Valley Centre Drive, Suite 500

San Diego, California 92130

(858) 720-5100

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001 per share	11,986,000 (2)	$0.75 (3)	$8,989,500.00	$1,138.97
Common Stock, par value $0.001 per share	4,014,000 (4)	$18.84 (5)	$75,623,760.00	$9,581.53
Common Stock, par value $0.001 per share	2,000,000	$16.01 (6)	$32,020,000.00	$4,056.93
Total	18,000,000	—	$116,633,260.00	$14,777.43

(1)	Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of the registrant’s common stock, par value $0.001 per share (the “Common Stock”), that become issuable under any of the plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of Common Stock.

(2)	Represents 11,986,000 shares of Common Stock subject to options granted under the 2000 Stock Option Plan as of October 12, 2004. In the event that any option outstanding pursuant to the 2000 Stock Option Plan is forfeited, cancelled or otherwise terminated prior to exercise, the shares underlying such option shall become available for grant under the 2004 Equity Incentive Plan.

(3)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee. For the 11,986,000 shares of Common Stock reserved for issuance upon the exercise of awards granted under the 2000 Stock Option Plan as of October 12, 2004, the Proposed Maximum Offering price per share is $0.75 per share, which is the weighted average exercise price of the options granted under the 2000 Stock Option Plan as of October 12, 2004.

(4)	Represents shares currently available for future issuance pursuant to the 2004 Equity Incentive Plan. The total number of shares authorized for issuance pursuant to the 2004 Equity Incentive Plan is 16,000,000 shares, which number is reduced by the number of options outstanding pursuant to the 2000 Stock Option Plan to determine the number of shares currently available for issuance thereunder. In the event that any option outstanding pursuant to the 2000 Stock Option Plan is forfeited, cancelled or otherwise terminated prior to exercise, the shares underlying such option shall become available for grant under the 2004 Equity Incentive Plan.

(5)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee. For the 4,014,000 shares of Common Stock available for future grants under the 2004 Equity Incentive Plan, the Proposed Maximum Offering Price Per Share is $18.84, the average of the high and low prices of the Common Stock on October 12, 2004, as reported on the Nasdaq National Market.

(6)	This estimate is made pursuant to Rule 457(h) solely for purposes of calculating the registration fee. The 2004 Employee Stock Purchase Plan establishes a purchase price equal to 85% of the fair market value of the Common Stock. Accordingly, for the 2,000,000 shares of Common Stock available for future grants under the 2004 Employee Stock Purchase Program, the Proposed Maximum Offering Price Per Share is $16.01, which is based upon 85% of the average of the high and low prices of the Common Stock on October 12, 2004, as reported on the Nasdaq National Market.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.	Plan Information.

Not required to be filed with this Registration Statement.

Item 2.	Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) by Cogent, Inc. (the “Company”) are incorporated by reference in this Registration Statement:

(a)	the Prospectus filed by the Company pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the Registration Statement on Form S-1, as amended (File No. 333-115535), on September 24, 2004, which contains audited financial statements of the Company for the latest fiscal year for which such statements have been filed; and

(b)	the description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A filed under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on September 21, 2004, including any subsequent amendment or report filed for the purpose of amending such description.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

The Company is incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities, including reimbursement for expenses incurred, arising under the Securities Act.

As permitted by the Delaware General Corporation Law, the Company’s certificate of incorporation includes a provision that permits the elimination of personal liability of its directors for monetary damages for breach of fiduciary duty as a director, to the fullest extent permitted by the Delaware General Corporation Law as it now exists or as it may be amended. The Delaware General Corporation Law permits limitations of liability for a director’s breach of fiduciary duty other than liability:

•	for any breach of the director’s duty of loyalty to the Company or its stockholders;

•	for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•	for unlawful payments of dividends or unlawful stock repurchases or redemptions, as provided under Section 174 of the Delaware General Corporation Law; or

•	for any transaction from which the director derived an improper personal benefit.

Such limitation of liability may not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission. In addition and in accordance with the Delaware General Corporation Law, the Company’s bylaws also permit it to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether indemnification would be permitted under the Delaware General Corporation Law. The Company also intends to obtain liability insurance for its directors and officers.

The Company’s bylaws authorize the indemnification of its officers, directors, employees and agents to the fullest extent permitted by the Delaware General Corporation Law. Section 145 of the Delaware General Corporation Law empowers the Company to enter into indemnification agreements with its officers, directors, employees and agents. The Company has entered into separate indemnification agreements with its directors and executive officers to give such directors and executive officers additional contractual assurances regarding the scope of indemnification set forth in the Company’s certificate of incorporation and bylaws and to provide additional procedural protections which may, in some cases, be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. The indemnification agreements may require the Company, among other things, to indemnify such directors and executive officers against liabilities that may arise by reason of status or service as directors or executive officers and to advance expenses they spend as a result of any proceeding against them as to which they could be indemnified.

Item 7.	Exemption From Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following is a list of exhibits filed as part of this Registration Statement, which are incorporated herein:

Exhibit Numbers	Exhibit Description

4.1*	2000 Stock Option Plan and forms of Incentive Stock Option Agreement and Nonqualified Stock Option Agreement thereunder

4.2*	2004 Equity Incentive Plan and forms of Stock Option Agreements thereunder

4.3*	2004 Employee Stock Purchase Plan and forms of subscription agreement thereunder

5.1**	Opinion of Morrison & Foerster LLP

23.1**	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2**	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

24.1**	Power of Attorney (included in the signature page of this Registration Statement)

*	Incorporated by reference to the Company’s Registration Statement on Form S-1, as amended (File No. 333-115535).

**	Filed herewith.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of the expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South Pasadena, State of California, on this 15th day of October, 2004.

COGENT, INC.

By:	/s/ Ming Hsieh
Ming Hsieh
President and Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each such person whose signature appears below constitutes and appoints, jointly and severally, Paul Kim his attorney-in-fact, with the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8 (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the SEC, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Ming Hsieh Ming Hsieh	President, Chief Executive Officer and Chairman (Principal Executive Officer)	October 15, 2004

/s/ Paul Kim Paul Kim	Chief Financial Officer (Principal Financial and Accounting Officer)	October 15, 2004

/s/ John Bolger John Bolger	Director	October 15, 2004

/s/ John P. Stenbit John P. Stenbit	Director	October 15, 2004

/s/ Kenneth R. Thornton Kenneth R. Thornton	Director	October 15, 2004

EXHIBIT INDEX

Exhibit Numbers	Exhibit Description

4.1*	2000 Stock Option Plan and forms of Incentive Stock Option Agreement and Nonqualified Stock Option Agreement thereunder

4.2*	2004 Equity Incentive Plan and forms of Stock Option Agreements thereunder

4.3*	2004 Employee Stock Purchase Plan and forms of subscription agreement thereunder

5.1**	Opinion of Morrison & Foerster LLP

23.1**	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2**	Consent of Morrison & Foerster LLP (contained in Exhibit 5.1)

24.1**	Power of Attorney (included in the signature page of this Registration Statement)

*	Incorporated by reference to the Company’s Registration Statement on Form S-1, as amended (File No. 333-115535).

**	Filed herewith.